Exhibit 10.1

DEED OF IRREVOCABLE UNDERTAKING

To:

AMS Holdco 2 Limited (the “Offeror”)
c/o King & Spalding International LLP

125 Old Broad Street

London EC2N 1AR

United Kingdom

_______________________ 2021

Dear Sirs,

Acquisition of Scapa Group plc (the “Company”)

1	Background

I, the undersigned, understand that the Offeror intends to announce its firm intention to make an offer for the entire issued share capital of the Company (the “Acquisition”) by way of a scheme of arrangement (pursuant to Part 26 of the Companies Act 2006) (the “Scheme”) substantially on the terms and conditions set out in or referred to in the announcement to be made by the Offeror, a copy of which is annexed hereto (subject to such non-material modifications to the Announcement as may be agreed by the Offeror and the Company) (the “Announcement”), and/or on such terms and conditions as may be required by the City Code on Takeovers and Mergers (the “Code”), the Panel on Takeovers and Mergers (the “Panel”) and/or the requirements of the London Stock Exchange plc (the “London Stock Exchange”) or any other relevant regulatory body or securities exchange and/or as are customarily included in offers made under the Code.

I understand that the Acquisition is expected to be implemented by way of a Scheme but that the Offeror is entitled, in the circumstances set out in the Announcement and with consent of the Panel, to implement the Acquisition by way of a takeover offer within the meaning of section 974 of the Companies Act 2006 (“Offer”). The full terms of the Scheme will be set out in a formal circular to be sent to shareholders of the Company containing, amongst other things, an explanatory statement in respect of the Scheme (the “Scheme Document”).

All capitalised terms used in this Deed shall have the meaning given to them in the Announcement, unless otherwise defined herein.

2	Irrevocable Undertakings

2.1	I irrevocably and unconditionally undertake, confirm, represent and warrant to the Offeror that:

2.1.1	I am the registered holder and/or the beneficial owner of (or am otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of), that number of ordinary shares of £0.05 each in the capital of the Company as are set out against my name in the first column of the Schedule to this Deed (the “Shares”, which expression shall include any other shares in the Company issued after the date hereof to me and attributable to or derived from such shares) and confirm that this represents a complete and accurate list of all the shares and other securities in the Company of which I am the beneficial owner or otherwise able to control the exercise of all rights attaching to them;

2.1.2	I have full power and authority (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right to transfer the Shares free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests of any nature and together with all rights attaching to them, including voting rights;

2.1.3	the Shares shall be acquired by the Offeror pursuant to the terms of the Scheme (or, as applicable, the Offer), free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights attaching or accruing to them, including voting rights;

2.1.4	prior to the Scheme becoming effective (or, if applicable, the Offer closing, being withdrawn or lapsing) or my obligations terminating in accordance with the terms of this Deed (whichever is earlier), I shall not:

(a)	(other than pursuant to the Scheme), sell, transfer, pledge, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, pledge, charging or other disposition or creation or grant of any other encumbrance or option of or over all or any of such Shares or interest in such Shares except under the Scheme, or accept any other offer in respect of all or any of such Shares (whether conditionally or unconditionally); or

(b)	(other than pursuant to the Scheme) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise which would or might preclude, restrict or impede me from complying with my obligations under paragraphs 2.1.2, 2.1.4 or 3.4 of this Deed, and references in this paragraph 2.1.3 to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions or which is to take effect upon or following the Scheme becoming effective or the Offer closing, being withdrawn or lapsing or upon or following this Deed ceasing to be binding or upon or following any other event;

(c)	exercise any voting rights attaching to the Shares to vote in favour of any scheme of arrangement or other transaction competing with the Acquisition;

(d)	in my capacity as a shareholder of the Company, without the consent of the Offeror, convene or requisition, or join in the convening or requisitioning of, any general or class meeting of the Company for the purposes of voting on any resolution referred to under paragraphs 2.1.4(b) to 2.1.4(d) of this Deed;

(e)	save as set out in paragraph 2.1.4, I will not acquire any shares or other securities of the Company (or any interest therein);

2.1.5	[I have been granted options and awards over shares in the Company under the Company’s share scheme(s) as set out in the second column of the table in the Schedule to this Deed (the “Awards”), the Awards are still subsisting and I am beneficially entitled to the Awards. I shall accept any proposal made by or on behalf of you to holders of options and awards over shares in compliance with Rule 15 of the Code in respect of all such Awards held by me not later than seven days after you send such proposals to the holders of options and awards or otherwise ensure that any Shares arising on the exercise of options or vesting of awards prior to the effective date of the Scheme participate in the Scheme]; and

2.1.6	I have full power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform my obligations under this Deed in accordance with their terms.

2.2	I have full power and authority to, and (unless the Offeror otherwise requests me in writing in advance) shall, exercise, or where applicable, procure the exercise of, all votes (whether on a show of hands or a poll and whether in person or by proxy) in relation to the Shares at:

2.2.1	the meeting of the Company’s ordinary shareholders convened by order of the Court (including any adjournment thereof) for the purpose of considering and, if thought fit, approving the Scheme (the “Court Meeting”); and

2.2.2	the general meeting of the Company’s ordinary shareholders (including any adjournment thereof) to be convened in connection with the Scheme (the “GM”),

in favour of the Scheme and in respect of any resolutions (whether or not amended) required to give effect to the Scheme (the “Resolutions”) as set out in the notices of meeting in the Scheme Document.

2.3	I shall, after the despatch of the Scheme Document to the Company’s shareholders (and without prejudice to my right to attend and vote in person at the Court Meeting and the GM):

2.3.1	return (or, where I am not the registered holder of the relevant Shares, take all steps necessary to procure the return of) the signed forms of proxy enclosed with the Scheme Document (completed so as to appoint the chair of the relevant meeting as my/our proxy in respect of the Shares, signed and voting in favour of the Scheme and the Resolutions) in accordance with the instructions printed on the forms of proxy as soon as possible and in any event within ten (10) days after the date of despatch of the Scheme Document; and

2.3.2	not revoke or withdraw the forms of proxy once they have been returned in accordance with paragraph 2.3.1.

2.4	I irrevocably and unconditionally undertake that:

2.4.1	I shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Shares on any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of the Company (including any adjournment thereof) or at any meeting of holders of shares in the Company convened by a Court (including any adjournment thereof) which:

(a)	is reasonably necessary to implement the Scheme;

(b)	might reasonably be expected to have any impact on the fulfilment of any condition of the Scheme;

(c)	might reasonably be expected to impede or frustrate the Scheme in any way (which shall include any resolution to approve a scheme of arrangement relating to the acquisition of any shares in the Company by a third party); or

(d)	might reasonably be expected otherwise to impact on the success of the Scheme,

only in accordance with the Offeror’s instructions,

2.4.2	I shall exercise, or, where applicable, procure the exercise of, all rights attaching to the Shares to requisition or join in the requisitioning of any general meeting of the Company for the purposes of voting on any resolution referred to under paragraph 2.4.1 of this Deed, or to require the Company to give notice of any such meeting, only in accordance with the Offeror’s instructions; and

2.4.3	for the purpose of voting on any resolution referred to under paragraph 2.4.1 of this Deed, I shall, if required by the Offeror, execute any form of proxy required by the Offeror appointing any person nominated by the Offeror to attend and vote at the relevant meetings.

3	Secrecy and Publicity

3.1	I understand that the information provided to me in relation to the Acquisition is given in confidence and must be kept confidential, save as required by law or any rule of any relevant regulatory body or stock exchange, until the Announcement containing details of the Scheme is released or the information has otherwise become generally or publicly available. If and to the extent any of the information is inside information for the purposes of the Criminal Justice Act 1993 or the Market Abuse (Amendment) (EU Exit) Regulations 2019, I shall comply with the applicable restrictions in those enactments on dealing in securities and disclosing inside information. The obligations in this paragraph 3.1 shall survive termination of this Deed.

3.2	I consent to:

3.2.1	the announcement of the Acquisition containing references to me and to this Deed substantially in the terms set out in the Announcement;

3.2.2	the inclusion of references to me and particulars of this deed being set out in the Scheme Document;

3.2.3	this deed being published on a website as required by Rule 26.2 and Note 4 on Rule 21.2 of the Code.

3.3	I acknowledge that I am obliged to make appropriate disclosure under Rule 2.10 of the Code promptly after becoming aware that I will not be able to comply with the terms of this deed or no longer intend to do so.

3.4	I shall immediately notify you in writing of any change to or inaccuracy in any information supplied by me or representation or warranty given by me under this Deed.

4	Termination

4.1	This Deed shall not oblige the Offeror to announce the Acquisition. However, without prejudice to any accrued rights or liabilities, my obligations under this Deed shall terminate and be of no further force and effect if:

4.1.1	a press announcement substantially in the form of the Announcement is not released by [●] 2021 (or such later date as the Offeror and the Company may agree);

4.1.2	the Offeror announces, with the consent of the Panel, and before the Scheme Document is published, that it does not intend to proceed with the Acquisition and no new, revised or replacement Scheme is announced by the Offeror in accordance with Rule 2.7 of the Takeover Code; or

4.1.3	the Scheme (or, as applicable, the Offer) is withdrawn or lapses in accordance with its terms, provided that the following shall not apply:

(a)	where the Scheme is withdrawn or lapses as a result of the Offeror exercising its right to implement the Acquisition by way of an Offer rather than a Scheme; or

(b)	if the lapse or withdrawal either is not confirmed by the Offeror or is followed within five business days by an announcement under Rule 2.7 of the Code by the Offeror (or a person acting in concert with it) to implement the Acquisition either by a new, revised or replacement scheme of arrangement pursuant to Part 26 of the Companies Act 2006 or takeover offer (within the meaning of section 974 of the Companies Act 2006).

On termination of this Deed I shall have no claim against the Offeror and the Offeror shall have no claim against me, save in respect of any prior breach thereof.

5	Takeover offer alternative

5.1	I acknowledge that the Offeror shall in certain circumstances have the right to elect to implement the Acquisition by way of an Offer as opposed to a Scheme.

5.2	If such an Offer is made by the Offeror, I undertake and warrant that any Obligations shall apply mutatis mutandis to such Offer and, in particular, I undertake to accept, or procure the acceptance of, such Offer, in respect of the Shares within 21 days of such Offer or such shorter period as the Panel may determine to be the last date for satisfaction of the acceptance condition under the timetable for the Offer to apply following the election of the Offeror to implement the Acquisition by way of Offer. I further undertake, if so required by the Offeror, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving the Offeror the full benefit of the Obligations so applying with respect to such Offer and, notwithstanding the provisions of the Code or any terms of the Offer regarding withdrawal, not to withdraw such acceptance.

5.3	References in this Deed to:

5.3.1	the Scheme becoming effective shall be read as references to the Offer becoming or being declared unconditional in all respects;

5.3.2	the Scheme lapsing or being withdrawn shall be read as references to the closing or lapsing of the Offer; and

5.3.3	to the Scheme or Offer shall include any extended, increased or revised proposal by the Offeror for the acquisition of the Company, the terms of which are at least as favourable to shareholders of the Company as the terms set out in the Announcement.

6	Miscellaneous

6.1	Without prejudice to any other rights or remedies which you may have, I acknowledge and agree that damages may not be an adequate remedy for any breach by me of any of my obligations under or pursuant to this Deed. You shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such obligation and no proof of special damages shall be necessary for the enforcement by you of your rights.

6.2	I irrevocably and by way of security for my obligations hereunder appoint each of the Offeror, and any director of the Offeror to be my attorney to execute on my behalf proxy forms for the Court Meeting or GM or forms of acceptance to be issued with the offer document in respect of the Shares and to sign, execute and deliver any documents and to do all acts and things as may be necessary for or incidental to my acceptance of the Scheme and/or performance of my obligations under this Deed provided that such appointment shall not take effect until seven business days after the despatch of the Scheme Document and only then if I have failed to comply with paragraph 2.3. Nothing in this paragraph 6.2 however shall permit any such attorney to choose on my behalf the form(s) of consideration to be received by me pursuant to the Scheme (or, as applicable, the Offer) where the terms of the Scheme (or, as applicable, the Offer) give shareholders the option of more than one form of consideration.

6.3	Nothing in this undertaking shall constitute an obligation for me, in my capacity as a director of the Company, to take any action which is not permitted by Practice Statement No. 29 issued by the Panel, nor should anything in this undertaking impose any obligations on me in my capacity as a director of the Company which would in any way impede or prejudice my obligations and duties, or fetter my discretion, as a director of the Company, and in particular (without prejudice to the generality of the foregoing) nothing in this undertaking shall restrict my ability as a director of the Company to change my recommendation to shareholders of the Company (if any) in accordance with my duties as a director of the Company. This undertaking is given by me solely in my capacity as a shareholder of the Company.

6.4	I acknowledge and agree that if the Panel determines any provision of this undertaking that requires the Company to take or not to take action, whether as a direct obligation or as a condition to any other person’s obligation (however expressed), is not permitted by Rule 21.2 of the Code, that provision shall have no effect and shall be disregarded.

6.5	In respect of any Shares not registered in my name, I undertake to procure their registered holder to comply with my obligations under this Deed.

6.6	I shall from time to time promptly complete, execute and deliver such documents and do all such other things as may be necessary to give full effect to each of my undertakings, agreements, warranties, representations, appointments and consents as set out in this Deed.

6.7	Time shall be of the essence as regards the obligations set out in this Deed.

6.8	This deed shall bind my estate and personal representatives.

6.9	The invalidity, illegality or unenforceability of any provision of this Deed shall not affect the continuation in force of the remainder of this Deed.

6.10	This Deed shall be governed by and construed in accordance with English law. Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this Deed is to be governed by and determined in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts.

I intend this document to be a deed and execute and deliver it as a deed on the date first set out above.

Yours faithfully

Executed and delivered as a deed by:

[●]

in the presence of:

Signature of witness

Name of witness

Address of witness

Occupation of witness